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                                                                   EXHIBIT 99.1

                           ACSI ANNOUNCES $150 MILLION OFFERING


           ANNAPOLIS JUNCTION, MD, October 9, 1997 -- American Communications Services, Inc. [NASDAQ: ACNS] today announced that it has priced an offering on Monday, October 6, 1997, to institutional investors of $150 million of 12 3/4 % Junior Redeemable Preferred Stock due 2009. Closing is scheduled for October 16, 1997.

           Dividends on the Preferred Stock will accrue from the date of issuance, are cumulative, and will be payable quarterly in arrears commencing January 15, 1998. At the Company's option until October 15, 2002, dividends may be paid in cash or in the form of additional shares of Preferred Stock. After October 15, 2002, to the extent and for so long as the Company is not precluded from paying cash dividends on the Preferred Stock by the terms of any agreement governing any of its then outstanding indebtedness, it will pay dividends in cash. The Preferred Stock will rank junior to the Company's existing 14 3/4% Redeemable Preferred Stock due 2008.

           Proceeds will be utilized to fund the Company's continuing sales, marketing and product development costs incurred in connection with the Company's growth, to expand its voice and data network density and infrastructure, and to fund negative operating cash flow.

           This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.